EXHIBIT 4.1



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                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT




                         Dated as of October 31, 2003



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                               TABLE OF CONTENTS

                                                                       Page


ARTICLE I LIMITATIONS ON TRANSFER OF SHARES..................................2

         Section 1.1.      Transfers Generally...............................2
         Section 1.2.      Transfers Following Death Or Disability...........2
         Section 1.3.      Transfers with the Consent of Board of
                           Directors.........................................2
         Section 1.4.      Compliance with Law and Regulations...............3
         Section 1.5.      Legend on Certificates; Entry of Stop Transfer
                           Orders............................................3
         Section 1.6.      Certificates to Be Held by Company................3
         Section 1.7.      Transfers in Violation of Agreement Void..........4

ARTICLE II [Intentionally omitted]...........................................4


ARTICLE III No Harmful Activity..............................................4

         Section 3.1.      Covenant not to Engage in Harmful Activity;
                           Liquidated Damages................................4
         Section 3.2.      Notice of Harmful Activity........................6

ARTICLE IV REPRESENTATIONS AND WARRANTIES....................................6

         Section 4.1.      Representations and Warranties of the Founder
                           Stockholders......................................6
         Section 4.2.      Representations and Warranties of the Company.....7

ARTICLE V DEFINITIONS........................................................7


ARTICLE VI MISCELLANEOUS....................................................12

         Section 6.1.      Notices..........................................12
         Section 6.2.      Term of the Agreement............................12
         Section 6.3.      Amendments; Waivers..............................13
         Section 6.4.      Adjustment Upon Changes in Capitalization and
                           Extraordinary Transactions.......................13
         Section 6.5.      Disinterested Board Members to Make
                           Determinations...................................13
         Section 6.6.      Severability.....................................13
         Section 6.7.      Representatives, Successors and Assigns..........14
         Section 6.8.      GOVERNING LAW....................................14
         Section 6.9.      Specific Performance.............................14
         Section 6.10.     Arbitration......................................14
         Section 6.11.     Submission to Jurisdiction; Waiver of Immunity...15
         Section 6.12.     Further Assurances...............................15
         Section 6.13.     Execution in Counterparts........................15
         Section 6.14.     Entire Agreement.................................15

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         Section 6.15.     Effectiveness....................................15


Schedule I

Schedule II


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                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

         This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this "Agreement") is dated as of October 31, 2003, by and among (i) Lehman Brothers Holdings Inc. (the "Company"), (ii) Neuberger Berman Inc., a Delaware corporation ("Neuberger"), (iii) the Principals (as defined below) listed on Schedule I hereto and (iv) the Family Affiliates (as defined below) listed on Schedule II hereto (the Principals and their Family Affiliates, collectively, the "Founder Stockholders"). Initially capitalized terms used herein have their respective meanings set forth in Article V of this Agreement.

                             W I T N E S S E T H :

         WHEREAS, Neuberger and each Founder Stockholder is a party to that certain Stockholders Agreement, dated as of August 2, 1999 (the "Original Stockholders Agreement");

         WHEREAS, the Company, Ruby Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and Neuberger entered into an Agreement and Plan of Merger, dated as of July 21, 2003, as amended by the First Amendment to Agreement and Plan of Merger, dated as of September 22, 2003 (as amended, the "Merger Agreement"), pursuant to which Neuberger will be merged with and into Merger Sub (the "Merger") with Merger Sub continuing as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of the Company;

         WHEREAS, pursuant to the Merger Agreement, among other things, each share of common stock, par value $0.01 per share, of Neuberger ("Neuberger Stock") owned by each Founder Stockholder will be converted into an amount in cash and a number of shares of common stock, par value $0.10 per share, of the Company ("Common Stock");

         WHEREAS, as a condition precedent under the Merger Agreement to the Company's obligation to consummate the Merger, the Company, Neuberger (with the approval of its Board of Directors) and the Founder Stockholders that Own a majority of the "Founder Shares" (as defined in the Original Stockholders Agreement) subject to the Original Stockholders Agreement as of immediately prior to the consummation of the Merger have entered into those several Amendments and Agreements in the form attached to the Merger Agreement (collectively, the "Amendment") pursuant to which, among other things, the Original Stockholders Agreement has been amended in the manner set forth in the Amendment; and

         WHEREAS, pursuant to the Amendment, the Original Stockholders Agreement is being restated in its entirety as set forth herein to reflect the amendments thereto effected by the Amendment.

         NOW THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I

                       LIMITATIONS ON TRANSFER OF SHARES

     Section 1.1. Transfers Generally. Each Founder Stockholder agrees that, in addition to any restrictions imposed by law, no Founder Stockholder shall Transfer any Founder Shares Owned by such Founder Stockholder, except that:

     (a) Subject to Section 1.1(c), each Principal, together with his or her Family Affiliates, may in the aggregate Transfer, (x) at any time, any Initial Unrestricted Founder Shares held by such Persons, and (y) in each calendar year commencing January 1, 2004, an additional number of Founder Shares not to exceed 10% of the aggregate Number of Initial Restricted Founder Shares Owned by such Principal and Family Affiliates, provided that, in the case of each of the preceding clauses (x) and (y):

          (i) [intentionally omitted]; and

          (ii) [intentionally omitted]; and

          (iii) Any Founder Shares in respect of which the Company has exercised its right of purchase pursuant to Article III hereof may only be Transferred in accordance with Article III.

From and after a Principal's Employment Termination Date, such Principal and his or her Family Affiliates shall remain subject to the Transfer restrictions set forth in this Section 1.1(a). Any number of Founder Shares eligible to be Transferred in any calendar year under this Section 1.1(a) but not so Transferred may be Transferred in any future calendar year without any restriction imposed by this Section 1.1(a).

     (b) [intentionally omitted]

     (c) Notwithstanding Section 1.1(a), no Principal nor any of his or her Family Affiliates may Transfer Founder Shares during the pendency of any dispute between the Company and such Principal or any of his or her Family Affiliates regarding the obligations under this Agreement, the Amendment or the Non-Competition Agreement of such Principal or any of his or her Family Affiliates.

     Section 1.2. Transfers Following Death Or Disability. Notwithstanding any other provisions of this Agreement, upon the death or Disability of any Principal, such Principal (or his or her estate) and his or her Family Affiliates may Transfer Founder Shares free of any provisions of this Agreement.

     Section 1.3. Transfers with the Consent of Board of Directors. Notwithstanding any other provisions of this Agreement, a Founder Stockholder may Transfer any number of Founder Shares at any time with the prior written consent of the Board of Directors, which consent may be withheld or delayed, or granted on such terms and conditions as it may determine, in its sole discretion.

                                     -2-
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     Section 1.4. Compliance with Law and Regulations. Each Founder
Stockholder agrees that any Transfer of Founder Shares by such Founder Stockholder shall be in compliance with any applicable constitution, rule or regulation of, or any applicable policy of, the NASD, any of the exchanges or associations or other institutions with which the Company Group has membership or other privileges (including, without limitation, the NYSE), federal and state securities laws, and any applicable law, rule or regulation of the Commission or any other governmental agency having jurisdiction.

     Section 1.5. Legend on Certificates; Entry of Stop Transfer Orders. (a) Each Founder Stockholder agrees that each outstanding certificate representing any Founder Shares that are subject to this Agreement shall bear an endorsement noted conspicuously on each such certificate reading substantially as follows:

          "The securities represented by this certificate were issued without registration under the Securities Act of 1933. No transfer of such securities may be made without an opinion of counsel, satisfactory to the Company, that such transfer may properly be made without registration under the Securities Act of 1933 or that such securities have been so registered under a registration statement which is in effect at the date of such transfer.

          The securities represented by this certificate are subject to the provisions of an agreement dated as of October 31, 2003 among the Company and certain persons listed on Schedules I and II to such agreement, a copy of which is on file at the principal executive office of the Company, and such securities may be sold, assigned, pledged or otherwise transferred only in accordance with such agreement."

     (b) Each Founder Stockholder agrees to the entry of stop transfer orders against the transfer of legended certificates representing shares of Common Stock except in compliance with this Agreement.

     Section 1.6. Certificates to Be Held by Company. (a) Each Founder Stockholder agrees that the certificates representing such Founder Stockholder's Founder Shares shall be issued in the name of a nominee holder to be designated by the Company and shall be held in custody by the Company. Subject to Section 1.6(c), the Company shall, upon the request of any such Founder Stockholder or the estate of any Founder Stockholder, as the case may be, in writing addressed to the Secretary of the Company or any officer designated by the Secretary (which request shall include a representation by such Founder Stockholder or estate thereof that such Founder Stockholder is then permitted to Transfer a specified number of Founder Shares under the provisions of this Agreement), promptly release from custody the certificates representing such specified number of Founder Stockholder's Founder Shares which are then permitted to be Transferred under the provisions of this Agreement.

     (b) Subject to Section 1.6(c), so long as the Founder Stockholders have provided appropriate written direction to the Company, whenever the nominee holder shall receive any

                                     -3-
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cash dividend or other cash distribution upon any Founder Shares deposited pursuant to Section 1.6(a), the Company shall cause the nominee holder to distribute promptly such cash dividend or other distribution (by sale or any other manner that it may determine, net of its charges and expenses in effecting such conversion), by checks drawn on a bank in the United States, to the Founder Stockholders in proportion to the number of Founder Shares Owned by each of them respectively; provided that the Company shall cause the nominee holder to make appropriate adjustments in the amounts so distributed in respect of any amounts required to be withheld by the nominee holder from any distribution on account of taxes. The nominee holder shall distribute only such amount as can be distributed without distributing to any Founder Stockholder a fraction of one cent, and any balance not so distributable shall be held by the nominee holder (without liability for interest thereon) and shall be added to and become part of the next sum received by the nominee holder for distribution to the Founder Stockholders.

     (c) Notwithstanding Section 1.6(b), during the pendency of any dispute between the Company and any Principal or any of his or her Family Affiliates regarding the obligations under this Agreement, the Amendment or the Non-Competition Agreement of such Principal or any of his or her Family Affiliates, all cash dividends and other cash distributions received by the nominee holder in respect of the Founder Shares of such Principal and his or her Family Affiliates shall be retained by the nominee holder and shall not be distributed until the final resolution of such dispute. Each Principal and his or her Family Affiliates hereby irrevocably (i) authorizes the Company, upon any amount becoming payable by such Principal or his or her Family Affiliates in connection with any such dispute, to set off and apply against such amount an equal amount of any cash dividends or other cash distributions in respect of such the Founder Shares of such Principal and his or her Family Affiliates then retained by the nominee holder and (ii) instructs the nominee holder to distribute such amounts to the Company.

     Section 1.7. Transfers in Violation of Agreement Void. Any attempted Transfer of Founder Shares not made in accordance with the provisions of this Agreement shall be void, and the Company shall not register, or cause or permit the registry, of Common Stock Transferred in violation of this Agreement.

                                  ARTICLE II

                            [Intentionally omitted]

                                 ARTICLE III

                              No Harmful Activity

     Section 3.1. Covenant not to Engage in Harmful Activity; Liquidated Damages. (a) Each Principal covenants and agrees with the Company that it will not, prior to the third anniversary of the Employment Termination Date of such Principal, engage in any Harmful Activity (other than to the extent expressly permitted under any waivers granted by Neuberger prior to the date of the Merger Agreement and disclosed in Neuberger's disclosure schedules to the Merger Agreement).

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     (b) It is expressly understood and agreed that although each Principal and the Company consider the restrictions contained in this Section 3.1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against such Principal, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. Each Principal understands that the provisions of this Section 3.1 may limit such Principal's ability to earn a livelihood in a business similar to the business of the Company Group.

     (c) In addition to any other remedies that the Company may have at law or in equity for any breach by any Principal of this Section 3.1, if, on or prior to the third anniversary of the Employment Termination Date of any Principal (including during such Principal's employment with the Company Group), the Board of Directors determines in its good faith judgment that such Principal has engaged in Harmful Activity prohibited by this Section 3.1, the Company shall have the right to purchase, at any time or from time to time, from such Principal (or, to the extent a Principal does not Own sufficient Founder Shares Subject to Repurchase (as defined below) to satisfy his or her obligations under this Section 3.1 (including, without limitation, because such Founder Shares Subject to Repurchase have been Transferred in violation of the transfer restrictions contained in Section 1.1), to purchase from his or her Family Affiliates pro rata in accordance with the number of Founder Shares Subject to Repurchase Owned by such Family Affiliates on the Notice
Date) that number of Founder Shares equal to the number of Founder Shares Owned by such Principal and his or her Family Affiliates that could not have been Transferred by such Founder Stockholders in accordance with Section 1.1 prior to the Notice Date (such shares, "Founder Shares Subject to Repurchase"); provided, however, that the Company's right to recover monetary damages from a Principal and his or her Family Affiliates in respect of a breach by such Principal of this Section 3.1 shall be limited to the Company's right to repurchase Founder Shares Subject to Repurchase pursuant to this
Section 3.1(c) (and to obtain the liquidated damages provided for in Section 3.1(e) below, to the extent such Principal and his or her Family Affiliates are unable for any reason to deliver Founder Shares Subject to Repurchase to the Company in accordance with this Section 3.1(c)), provided that nothing contained in this proviso or in Section 3.1(e) shall in any way be deemed to limit the Company's right to obtain equitable relief for such breach (including without limitation in the manner described in Section 6.9 below). The purchase price of each Founder Share Subject to Repurchase (the "Purchase Price") purchased by the Company pursuant to this Section 3.1 shall equal the quotient of $1.33 divided by the Applicable Exchange Ratio.

     (d) The Company may exercise its right to purchase Founder Shares under this Section 3.1 in accordance with the following procedures:

          (i) The Company shall give notice to the Founder Stockholder that Owns the Founder Shares subject to such right of purchase not later than the close of business on the third anniversary of the Employment Termination Date of such Principal (the "Notice Date"), advising such Founder Stockholder of the Company's election to exercise such

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     right, stating the number of Founder Shares to be so purchased, the
     Purchase Price, closing arrangements and a closing date at which payment of the consideration for such Founder Shares will be made, which date shall be not less than five days nor more than 90 days after the Notice Date.

          (ii) On the closing date, the Company and such Founder Stockholder shall cause the nominee holding the Founder Shares being so purchased to deliver the certificates representing such Founder Shares, properly endorsed for transfer by such Founder Stockholder or his, her or its attorney-in-fact, to the Company at its principal place of business and the Company shall deliver to such Founder Stockholder the consideration therefor (it being understood and confirmed that NB LLC has been appointed attorney-in-fact for such Founder Stockholder pursuant to the Exchange Agreement to take all such actions, to make such endorsements and to execute such documents as may be required to consummate the sale under this Section 3.1 of Founder Shares to the Company).

          (e) If a Principal and his or her Family Affiliates are unable to satisfy their obligations under this Section 3.1 to deliver to the Company such Founder Shares Subject to Repurchase for any reason (including, without limitation, because such Founder Shares Subject to Repurchase have been Transferred in violation of the transfer restrictions contained in Section 1.1), such Principal shall be liable to the Company, as liquidated damages and not as a penalty, for an amount equal to the product of (i) the number of Founder Shares Subject to Repurchase that should have been sold to the Company under this Section
     3.1 but were not so sold and (ii) the excess, if any, of the Market Value of such shares as of the Notice Date over the Purchase Price.

     Section 3.2. Notice of Harmful Activity. Prior to the third anniversary of such Principal's Employment Termination Date (including during such Principal's employment with the Company Group), each Principal who engages (or intends to engage) in Harmful Activity agrees (a) to notify the Company in writing in reasonable detail at least 30 days prior to engaging in such Harmful Activity, (b) to respond to such questions and furnish such additional information as the Company may request with respect to such Harmful Activity and (c) to update such written notice or inquiries promptly in the event of any circumstances that would cause any notices or responses to be inaccurate or incomplete.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

     Section 4.1. Representations and Warranties of the Founder Stockholders. Each Founder Stockholder severally represents and warrants as of the date of this Agreement to the Company and to each other Founder Stockholder that (a) in the case of a Founder Stockholder who is not a natural person, such Founder Stockholder is duly authorized to execute, deliver and perform this Agreement;
(b) this Agreement has been duly executed by such Founder Stockholder or his, her or its attorney-in-fact on behalf of such Founder Stockholder and is a valid and binding agreement of such Founder Stockholder, enforceable against such Founder Stockholder in accordance with its terms; (c) the execution, delivery and performance by such

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Founder Stockholder of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which such Founder Stockholder is a party; and (d) such Founder Stockholder has good and marketable title to its Founder Shares, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind, other than pursuant to this Agreement.

     Section 4.2. Representations and Warranties of the Company. The Company represents and warrants as of the date of this Agreement to the Founder Stockholders that (a) the Company is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both constitute) a default by the Company under its Certificate of Incorporation or By-Laws, any existing applicable law, rule, regulation, judgment, order, or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company or its property including the requirements of the NYSE, or any agreement or instrument to which the Company is a party or by which the Company or its property may be bound.

                                  ARTICLE V

                                  DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings:

         "Agreement" has the meaning set forth in the preamble to this Agreement.

         "Amendment" has the meaning set forth in the recitals to this Agreement.

         "Applicable Exchange Ratio" means 0.6104.

         "AMEX" has the meaning set forth in Section 6.10(b).

         "Board of Directors" means the Board of Directors of the Company or, to the extent expressly authorized by the Board of Directors to exercise the powers of the Board of Directors under this Agreement, (i) any committee of such Board of Directors or (ii) any board of directors or committee of any Subsidiary of the Company.

         "Business Day" means a day on which the principal national securities exchange on which shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the Borough of Manhattan, City and State of New York are not authorized or obligated by law or executive order to close.

         "Cause" means, with respect to any Principal:

         (a) gross negligence or willful misconduct in the performance of his or her duties as an employee of the Company Group or willful and repeated failure to perform his or her duties after written notice specifying such failure and a reasonable time having been afforded to correct such failure;

         (b) conviction of, or entering a plea of NOLO CONTENDERE to, a felony (other than for a traffic violation) or a misdemeanor involving fraud, embezzlement, forgery or perjury;

         (c) dishonesty that has resulted in damage to the property, business or reputation of the Company and its Subsidiaries, misappropriation of, or intentional damage to, the property, business or reputation of the Company and its Subsidiaries, perpetration of fraud on the Company Group that has resulted in damage to the property or business of the Company Group; or

         (d) a finding by the Commission or a court of competent jurisdiction that he or she has committed an act that would cause such Founder Stockholder, the Company or any of its affiliates to be disqualified in any manner under section 9 of the Investment Company Act, if the Commission were not to grant an exemptive order under section 9(c) thereof, or that would constitute grounds for the Commission to deny, revoke or suspend registration of the Company or any of its affiliates as an investment advisor, broker-dealer or transfer agent, as applicable, with the Commission.

         "Closing Price" means, on any day, the last sales price, regular way, per share of Common Stock on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, as reported in the principal consolidated transaction reporting system covering securities listed or admitted to trading on the NYSE or, if shares of Common Stock are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system covering securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Quotation Bureau, Inc., or a similar reporting service designated by the Board of Directors.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" has the meaning set forth in the recitals to this Agreement.

         "Company" has the meaning set forth in the preamble to this Agreement and any successors thereof, whether by operation of law or otherwise.

         "Company Group" means the Company and its Subsidiaries, including without limitation the Surviving Corporation and its Subsidiaries.

         "Confidential Information" means information developed by or for the Company Group that has a significant business purpose related to the business of the Company Group and that is

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not generally available in the investment Founder industry or the public generally, but only for so long as such information continues to have a significant business purpose for the Company Group.

         "Disability" means disability as that term is defined under the Company's long-term disability plan in effect at the date of such determination, or any other plan or definition designated by the Board of Directors for the purpose of this provision.

         "Employment Termination Date" means, with respect to any Principal, the date of termination of such Principal's employment with the Company Group for any reason, (whether or not terminated by action of the Company Group), as determined by the Board of Directors in its sole and absolute discretion.

         "Exchange" means the contribution of interests in NB LLC to Neuberger in exchange for shares of Neuberger Stock, as consummated pursuant to the Exchange Agreement.

         "Exchange Agreement" means the Plan of Merger and Exchange Agreement, dated as of August 2, 1999, pursuant to which, among other things, the Exchange was consummated.

         "Family Affiliates" means, as the context requires, (a) the Persons listed on Schedule II hereto or (b) with respect to any Principal, (i) the Persons listed on Schedule II hereto to whom such Principal transferred a limited liability company interest prior to the Exchange and (ii) any Person to whom such Principal Transfers Founder Shares with the written consent of the Board of Directors in accordance with Section 1.3 and who agrees in writing to be subject to the terms and provisions of this Agreement as a Family Affiliate.

         "Founder Shares" means (i) with respect to any Founder Stockholder that was a party to the Original Stockholders Agreement, the shares of Common Stock received by such Founder Stockholder in the Merger in respect of such Founder Stockholder's Founder Shares (as such term was defined in the Original Stockholders Agreement without giving effect to the Amendment) Owned as of immediately prior to the Merger Effective Time, and (ii) with respect to any Founder Stockholder that becomes a party to this Agreement after the consummation of the Merger by an amendment to Schedule I or II hereof, the shares of Common Stock designated on such Schedule as such Founder Stockholder's Founder Shares.

         "Founder Shares Subject to Repurchase" has the meaning set forth in
Section 3.1(c).

         "Founder Stockholders" has the meaning set forth in the recitals to this Agreement.

         "Harmful Activity" by a Principal means such Principal, directly or indirectly, either individually or as owner, partner, agent, employee, consultant or otherwise:

         (a) solicits or accepts business from (i) any Person who was a client of the Company Group during the one year period prior to such Principal's Employment Termination Date (or, in the case of an action taken during such Principal's employment with the Company Group, during the one-year period immediately prior to such action) or (ii) any prospective client of the Company Group who, within the one year period prior to such Employment Termination Date (or, in the case of an action taken during such Principal's employment with the Company Group,

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within the one-year period immediately prior to such action), had been directly solicited by such Principal or where, directly or indirectly, in whole or in part, such Principal supervised or participated in the Company Group's solicitation activities related to such prospective client;

         (b) solicits or accepts business from or through, or engages in any sales or marketing activities with, any financial intermediary (including, without limitation, any broker-dealer, bank, insurance company, financial planner or other financial institution), or any person employed by or associated with a financial intermediary, with whom such Principal had business contact during the one year period prior to such Principal's Employment Termination Date;

         (c) (i) employs any current or former employee or consultant of the Company Group (other than clerical, secretarial and other similar support personnel) or (ii) recruits, solicits or induces (or in any way assists another in recruiting, soliciting or inducing) any such Person to terminate his or her employment or consultantship with the Company Group, unless, in the case of (i) or (ii), such person shall have ceased to be employed by or a consultant to the Company Group for a period of at least one year prior to the time of such employment, recruitment, solicitation or inducement;

         (d) markets, promotes or otherwise trades on or (other than solely in connection with seeking new employment) claims (or in any way, other than in connection with the business of the Company Group, assists any Person in marketing, promoting or otherwise trading on or claiming) as such Principal's (or such other Person's), the investment performance record (including without limitation performance ratings or rankings provided by any rating or ranking service) of any mutual fund, client account or group of mutual funds or client accounts with which such Principal was associated while employed with the Company Group;

         (e) discloses to any person, firm or corporation any Confidential Information that is known to the Principal as a result of his or her employment or professional association with the Company Group or uses the same in any way other than in connection with the business of the Company Group; or

         (f) publicly makes disparaging or derogatory comments regarding (i) the Company Group or any member of the Company Group or (ii) any current or former Principal, employee or consultant of the Company Group in their capacity as a Principal, employee or consultant or with the effect of damaging the business or reputation of the Company Group.

         "Initial Unrestricted Founder Shares" means, respect to a Principal and his or her Family Affiliates, all shares of Common Stock received by such Persons in the Merger in respect of shares of Neuberger Stock, Owned by such Principal and his or her Family Affiliates other than Restricted NB Founder Shares.

         "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

         "Market Value" means the average of the daily Closing Prices for the ten consecutive Business Days ending on the Business Day immediately prior to the date of determination.

         "Merger" has the meaning set forth in the recitals to this Agreement.

         "Merger Agreement" has the meaning set forth in the recitals to this Agreement.

         "Merger Effective Time" means the effective time of the Merger.

         "Merger Sub" has the meaning set forth in the recitals to this Agreement.

         "NASD" means the National Association of Securities Dealers, Inc.

         "NB LLC" means Neuberger Berman, LLC, a Delaware limited liability company and wholly owned subsidiary of Neuberger.

         "Neuberger" has the meaning set forth in the preamble to this Agreement.

         "Neuberger Stock" has the meaning set forth in the recitals to this Agreement.

         "Non-Competition Agreement" means the Non-Competition Agreement, dated as of August 2, 1999, between Neuberger and the Principals.

         "Notice Date" has the meaning set forth in Section 3.1(d)(i).

         "Number of Initial Restricted Founder Shares" means, with respect to a Principal and his or her Family Affiliates, that number of shares of Common Stock equal to the product of (a) the number of Restricted NB Founders Shares Owned by such Persons immediately prior to the Merger Effective Time, multiplied by (b) the Applicable Exchange Ratio.

         "NYSE" means the New York Stock Exchange, Inc.

         "Original Stockholders Agreement" has the meaning set forth in the recitals to this Agreement.

         "Own" means to own of record or beneficially, whether directly, through a nominee designated by the Company pursuant to Section 1.6 or through any other Person.

         "Person" means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, trust, business trust, governmental authority or other entity.

         "Principals" means the natural persons listed on Schedule I hereto.

         "Purchase Price" has the meaning set forth in Section 3.1(c).

         "Restricted NB Founder Shares" means, with respect to a Principal and his or her Family Affiliates, those shares of Neuberger Stock Owned by such Principal and his or her Family Affiliates that were subject to the transfer restrictions set forth in Section 1.1 of the Original Stockholders Agreement as of immediately prior to the Merger Effective Time (for the avoidance of doubt, after giving effect to any waivers of such transfer restrictions that were granted by Neuberger prior to the date of the Merger Agreement and were disclosed in Neuberger's disclosure schedules to the Merger Agreement).

         "Subsidiary" means a corporation, limited liability company or other entity of which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, equity interests, contract or otherwise, (i) to elect at least a majority of the members of such entity's board of directors or other governing body or (ii) in the absence of a governing body, to control the business affairs of such entity.

         "Surviving Corporation" has the meaning set forth in the recitals to this Agreement.

         "Transfer" means, with respect to any Founder Shares, directly or indirectly, (i) to sell, assign, transfer, pledge (including in margin transactions), convey, distribute, mortgage, encumber, hypothecate or otherwise dispose, whether by gift, for consideration or for no consideration and (ii) to grant any right to vote, whether by proxy, voting agreement, voting trust or otherwise.

                                  ARTICLE VI

                                 MISCELLANEOUS

     Section 6.1. Notices. (a) All notices, requests, demands, waivers and other communications to be given by any party hereunder shall be in writing and shall be (i) mailed by first-class, registered or certified mail, postage prepaid, (ii) sent by hand delivery or reputable overnight delivery service or
(iii) transmitted by telecopy (provided that a copy is also sent by reputable overnight delivery service) addressed, in the case of any Principal, to him or her at the address set forth on Schedule I, in the case of any Family Affiliate, to it at the address set forth on Schedule II or, in the case of the Company, to Lehman Brothers Holdings Inc., 399 Park Avenue-11th Floor, New York, NY 10022, Attention: Secretary, or, in each case, to such other address as may be specified in writing to the other parties hereto.

     (b) All such notices, requests, demands, waivers and other communications shall be deemed to have been given and received (i) if by personal delivery or telecopy, on the day of such delivery, (ii) if by first-class, registered or certified mail, on the fifth Business Day after the mailing thereof or (iii) if by reputable overnight delivery service, on the day delivered.

     Section 6.2. Term of the Agreement. (a) This Agreement shall terminate on the earlier to occur of (i) the first date on which there are no Founder Stockholders who remain bound by its terms and (ii) the date on which the Company and all Founder Stockholders who are then bound by its terms agree to terminate this Agreement.

     (b) Unless this Agreement is theretofore terminated pursuant to Section 6.2(a) hereof, a Founder Stockholder shall be bound by its terms until all Founder Shares Owned by such Founder Stockholder are free of the provisions of Articles I and III hereof.

     Section 6.3. Amendments; Waivers. (a) This Agreement may be amended or modified, and any provision in this Agreement may be waived, if such amendment, modification or waiver is approved by the Board of Directors, provided that any amendment that would materially adversely affect any Founder Stockholder (other than an amendment that, in the good faith judgment of the Board of Directors, is intended to cure any ambiguity or correct or supplement any provisions of this Agreement that may be incomplete or inconsistent with any other provision contained herein) must be approved by the Founder Stockholders that Own a majority of the Founder Shares subject to this Agreement as of the date of such amendment or modification, provided, further, that, without the consent of any Person, the Board of Directors may permit any Person who executes and delivers a counterpart of this Agreement to become a party to this Agreement by amending Schedule I or II hereto, as the case may be.

     (b) The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement.

     Section 6.4. Adjustment Upon Changes in Capitalization and Extraordinary Transactions. In the event of (x) any change in the outstanding shares of the Company by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares and the like, or (y) any conversion or exchange of Common Stock pursuant to an acquisition of or other business combination involving, the Company (whether by merger, recapitalization, combination or otherwise), in each case the term "shares of Common Stock" shall refer to and include the securities received or resulting therefrom and the terms and provisions of this Agreement, including without limitation the terms "Founder Shares" and "Purchase Price," shall be appropriately adjusted so that each Founder Stockholder will thereafter continue to have and be subject to, to the greatest extent practicable, the same rights and obligations he, she or it had been subject to prior to such change, and in respect of that new security.

     Section 6.5. Disinterested Board Members to Make Determinations. In the event that any Founder Stockholder breaches its obligations under this Agreement, then the Board of Directors shall have the exclusive right to make (on behalf of the Company) any and all determinations that may be necessary or appropriate under this Agreement, including without limitation, determinations relating to the exercise and enforcement of remedies hereunder. If a Founder Stockholder who is also a member of the Board of Directors breaches his or her obligations under this Agreement, such Founder Stockholder must refrain from exercising his or her vote at meetings of the Board and general meetings of the Company to give effect to this Section 6.5.

     Section 6.6. Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     Section 6.7. Representatives, Successors and Assigns. Each Principal shall cause his or her Family Affiliate to comply with the terms and provisions of this Agreement. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective legatees, legal representatives, successors and assigns; provided that Founder

Stockholders may not assign, delegate or otherwise transfer any of their rights or obligations under this Agreement except with the written consent of the Board of Directors.

     Section 6.8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OR RULES THEREOF).

     Section 6.9. Specific Performance. Each of the parties hereto acknowledges that it will be impossible to measure in money the damage to the Company or the Founder Stockholders if any party hereto fails, or threatens to fail, to comply with the provisions of Article I or III and each party hereto agrees that in the event of any such failure or threatened failure, neither the Company nor any Founder Stockholder will have an adequate remedy at law. Therefore, in the event of such failure or threatened failure, the Company (without posting any bond) and each Founder Stockholder, in addition to all of the other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may be then available. All claims for specific performance of one or more provisions of this Agreement shall be resolved exclusively by litigation before a court of competent jurisdiction located in the State of New York.

     Section 6.10. Arbitration. Except for claims for specific performance brought in accordance with Section 6.9, all disputes, differences, and controversies arising out of or in any way related to this Agreement shall be submitted:

     (a) to the NYSE to be heard and decided under the terms of this Agreement and the then applicable rules of the NYSE or, if those rules as interpreted by the NYSE do not permit the disputes, differences and controversies to be submitted to the NYSE for arbitration; then

     (b) to the American Stock Exchange (the "AMEX") in New York, New York, to be heard and decided under the terms of this Agreement and the then applicable rules of the AMEX or, if those rules as interpreted by the AMEX do not permit the disputes, differences and controversies to be submitted to the AMEX for arbitration; then

     (c) to the NASD in New York, New York, to be heard and decided under the terms of this Agreement and the then applicable rules of the NASD or, if the disputes, differences and controversies are not eligible for submission to the NASD for arbitration under those rules as interpreted by the NASD; then

     (d) to the American Arbitration Association in New York, New York;

to be heard and decided under the terms of this Agreement and in accordance with the then applicable rules of the hearing body by a panel of three arbitrators (unless the rules of the hearing body shall require a different number of arbitrators) chosen in accordance with the then applicable rules of the hearing body. The decision of the arbitrators shall be final and binding upon the parties, and an order may be entered upon the award of the arbitrators in any court of competent jurisdiction.

     Section 6.11. Submission to Jurisdiction; Waiver of Immunity. Each Founder Stockholder, for itself and its successors and assigns, hereby irrevocably waives (a) any objection, and agrees not to assert, as a defense in any arbitration or legal or equitable action, suit or proceeding against such Founder Stockholder arising out of or relating to this Agreement or any transaction contemplated hereby or the subject matter of any of the foregoing, that (i) it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable before such arbitral body or in said courts, (ii) the venue thereof may not be appropriate and (iii) the internal laws of the State of New York do not govern the validity, interpretation or effect of this Agreement, (b) any immunity from jurisdiction to which it might otherwise be entitled in any such arbitration, action, suit or proceeding which may be instituted before any state or federal court in the State of New York in accordance with Section 6.9 or before any arbitral body in accordance with Section 6.10 and (c) any immunity from the maintaining of an action against it to enforce any judgment for money obtained in any such arbitration, action, suit or proceeding and, to the extent permitted by applicable law, any immunity from execution.

     Section 6.12. Further Assurances. Each Founder Stockholder agrees to execute such additional documents and take such further action as may be requested by the Company to effect the provisions of this Agreement.

     Section 6.13. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 6.14. Entire Agreement. This Agreement, including the Schedules hereto, contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     Section 6.15. Effectiveness. This Agreement shall become effective and be binding upon the Company, Neuberger and all Founder Stockholders upon approval of the Board of Directors of Neuberger, execution of a counterpart hereof by a duly authorized officer of each of the Company and Neuberger and of counterparts of the Amendment by Founder Stockholders that Own a majority of the "Founder Shares" (as defined in the Original Stockholders Agreement) subject to the Original Stockholders Agreement as of immediately prior to the Merger Effective Time.



                      [Rest of page intentionally blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                            NEUBERGER BERMAN INC.

                            By:    /s/ Jeffrey B. Lane
                                   -------------------------------------------
                                   Name:  Jeffrey B. Lane
                                   Title: President and Chief Executive Officer

                            LEHMAN BROTHERS HOLDINGS INC.

                            By:    /s/ James Rosenthal
                                   -------------------------------------------
                                   Name:  James Rosenthal
                                   Title: Vice President

                                 SCHEDULE I

                                      TO

                            STOCKHOLDERS AGREEMENT

Name and Address* of Principal

Herbert W. Ackerman                                Harold J. Newman
Robert J. Appel                                    Daniel P. Paduano
John J. Barker                                     Norman H. Pessin
Howard R. Berlin                                   Leslie M. Pollack
Jeffrey Bolton                                     William A. Potter
Richard A. Cantor                                  Janet W. Prindle
Vincent T. Cavallo                                 Kevin L. Risen
Lawrence J. Cohn                                   Daniel H. Rosenblatt
Robert W. D'Alelio                                 J. Curt Schnackenberg, Jr.
Salvatore D'Elia                                   Marvin C. Schwartz
Stanley Egener                                     Jennifer K. Silver
Michael N. Emmerman                                Kent C. Simons
Robert D. English                                  R. Edward Spilka
Jack M. Ferraro                                    Gloria H. Spivak
Gregory P. Francfort                               Heidi S. Steiger
Howard L. Ganek                                    Fred Stein
Robert T. Gendelman                                Eleanor M. Sterne
Theodore P. Giuliano                               Stephanie J. Stiefel
Mark R. Goldstein                                  Philip A. Straus
Lee H. Idleman                                     Peter Strauss
Alan L. Jacobs                                     Peter E. Sundman
Kenneth M. Kahn                                    Allan D. Sutton
Michael W. Kamen                                   Richard J. Sweetnam Jr.
Michael M. Kassen                                  Judith M. Vale
Mark P. Kleiman                                    Beth Owen Wade
Lee P. Klingenstein                                David I. Weiner
Irwin Lainoff                                      Michael J. Weiner
Jeffrey B. Lane                                    Dietrich Weismann
Joseph R. Lasser                                   Leslie J. Werkstell
Richard S. Levine                                  Allan R. White, III
Christopher J. Lockwood                            Lawrence Zicklin
Robert Matza
Robert R. McComsey
Martin McKerrow
Martin E. Messinger
Roy R. Neuberger

* Unless otherwise indicated, the address of each Principal is c/o Neuberger Berman, LLC, 605 Third Avenue, New York, New York 10158.

                                  SCHEDULE II

                                      TO

                            STOCKHOLDERS AGREEMENT

Name and Address** of Family Affiliate

Herbert W. Ackerman Associates, L.P.
Berlin Associates, L.P.
Bolton Associates, L.P.
Cantor Associates, L.P.
Cavallo Associates, L.P.
Egener Associates, L.P.
Egener 2003 Grat Trust
Ganek Associates, L.P.
Giuliano Associates, L.P.
Goldstein Associates, L.P.
Kamen Associates, L.P.
Michael M. Kassen Associates, L.P.
Michael M. Kassen 2002 Grantor Retained Annuity Trust
Michael M. Kassen 2003 Grantor Retained Annuity Trust
Klingenstein Associates, L.P.
Lasser Associates, L.P.
McKerrow Associates, L.P.
Messinger Associates, L.P.
Messinger 2003 Annuity Trust
Neuberger Associates, L.P.
Newman Associates, L.P.
Paduano Associates, L.P.
Paduano Associates Inc.
Daniel J. Paduano 2003 Irrevocable Trust
Daniel J. Paduano Descendants Exempt Irrevocable Trust
John P. Paduano 2003 Irrevocable Trust
John P. Paduano Descendants Exempt Irrevocable Trust
Pollack 1998 Trust A
Potter Associates, L.P.
Schwartz CS Associates, L.P.
Schwartz ES Associates, L.P.
Marvin Schwartz Family 2003 GRAT
Kent Simons 2002 Grat
Kent Simons Grat #2
Kent Simons Grat #3
The Spilka 1998 Trust
Steiger Associates, L.P.
Stiefel Associates, L.P.
Strauss 1998 Trust
Sundman Associates, L.P.
Allan D. Sutton 1998 Grantor Retained Annuity Trust

Sutton 1998 GST Trust F/B/O Nancy Sutton-Finley
Sutton 1998 GST Trust F/B/O Peggy Lynn Sutton
Weismann Associates, L.P.
The Dietrich Weismann Revocable Trust
Lawrence Zicklin 2003 Grantor Retained Annuity Trust
Zicklin Associates, L.P.

** Unless otherwise indicated, the address of each Family Affiliate is c/o Neuberger & Berman Trust Company of Delaware, 919 Market Street, Suite 506, Wilmington, Delaware 19801.